EXHIBIT 99.1

June 29, 2006

Federal Housing Finance Board
1625 Eye St., N.W.
Washington, D.C. 20006
Attention: Public Comments

Re:   Federal Housing Finance Board; Proposed Rule: Excess Stock Restrictions and Retained
         Earnings Requirements for Federal Home Loan Banks; RIN Number 3069-AB30; Docket
         Number 2006-03

Greetings:

The Federal Home Loan Bank of San Francisco (Bank) thanks the Federal Housing Finance Board (Finance Board) for the opportunity to comment on the proposed rule published in the Federal Register on March 15, 2006, regarding changes to regulations governing the excess stock and retained earnings of the Federal Home Loan Banks (FHLBanks). The Bank supports the efforts of the Finance Board directors and staff in attempting to ensure a safe and sound Federal Home Loan Bank System (FHLBank System). However, the Bank believes the proposed rule does not create an appropriate capital structure, in some instances may have the opposite result of what is intended, and, if approved in its current form, would likely have major adverse consequences for the Bank, our members, other FHLBanks, the FHLBank System, and our respective communities. For these reasons, the Bank is strongly opposed to the proposed rule.

We believe that issues associated with capital structures and particularly the respective roles of retained earnings and paid-in capital in absorbing losses raise critical issues concerning the purpose of these specific components of capital and deserve very deliberate discussion prior to the formulation of any final regulation. For this reason, we encourage the Finance Board to withdraw the proposed regulation and issue an Advanced Notice of Proposed Rulemaking. In doing so, the Finance Board should create a process for a thorough analysis of what the risks at individual FHLBanks and in the FHLBank System are and how those risks, if they exist, are best addressed. We also question whether the best approach to dealing with a retained earnings requirement is by imposing capital rules outside the Gramm-Leach-Bliley construct, which intended that the capital of a given FHLBank, including retained earnings, should be part of a comprehensive capital plan for each FHLBank.

The rest of our comment letter presents our specific observations and concerns about the proposed regulation. Our comments are based on the premise that significant changes to the FHLBank System should, to the greatest extent possible, seek to preserve the value of FHLBank membership and support the mission of the FHLBank System while appropriately protecting safety and soundness at individual FHLBanks and System-wide.

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June 29, 2006

Prohibition of Stock Dividends

The prohibition of stock dividends is not necessary to reduce the amount of excess stock in the FHLBank System.

The proposed regulation prohibits the payment of dividends in stock form. However, the payment of stock dividends does not necessarily or automatically lead to large excess stock holdings. For example, the Bank pays dividends in stock form, but does not have a large amount of excess stock because it has a policy that provides for the frequent repurchase of excess stock above a defined threshold. As a result, the balances of excess stock at the Bank have always been relatively low compared to its total capital.

The existence of large amounts of excess stock at some FHLBanks is the direct result of the structure of their capital plans and their capital management practices. The most direct way for those FHLBanks to reduce their excess stock is by making changes to those capital plans or capital management practices to achieve the target levels of excess stock.

The prohibition of stock dividends would be damaging to members and is unnecessary.

The tax-deferred treatment of stock dividends provides significant value to members and is appropriate under the law.

Prohibiting stock dividends would diminish the value of Bank membership unnecessarily. There are other, more precise mechanisms for achieving the goal of reducing excess stock in individual FHLBanks. It is not necessary to deprive all members of the benefit of receiving their dividends in stock form to achieve the goal of reducing excess stock holdings at some FHLBanks.

Retained Earnings

The Retained Earnings Minimum (REM) set forth in the proposed rule has several components, including a formula for calculating each FHLBank's requirement ($50 million plus 1% of non-advances assets), maximum dividend payment restrictions during the period when an FHLBank is adding to its retained earnings to meet its retained earnings requirement (50% of net income), and a prohibition on dividend payments if an FHLBank thereafter falls below its requirement, until such time that the requirement is met.

The proposed retained earnings formula is overly simplistic and does not take into consideration the specific risks and risk management policies and practices of each FHLBank.

The proposed regulation has established an exceedingly simple formula for determining the REM equal to $50 million plus one percent of non-advance assets (total assets less advances). The Bank understands that, all other things being equal, a simple rule is preferable to one that is overly complex. However, a rule that ignores the specific risk differences in a given FHLBank's portfolio or that ignores changes in risk

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composition that may occur over time is not an appropriate supervisory process. The rule as finally adopted should, we believe, reflect these differences in risk.

The proposed retained earnings formula creates a retained earnings target that, by any reasonable measure, is excessive from the perspective of risks to the par value of capital stock.

Even a casual evaluation of the application of the proposed retained earnings formula to the Bank's balance sheet yields very counter-intuitive results. Application of the formula results in a retained earnings target of $657 million, based on the Bank's balance sheet as of 12/31/2005. The direct implication is that, under the Finance Board's proposal, the Bank needs $657 million in retained earnings to protect against potential losses that could threaten the par value of capital stock. To put this into perspective, $657 million represents 76% of the Bank's total risk-based capital requirement of $862 million. In addition, the Finance Board has indicated that it believes that the capital stock that members purchase to support advances is available to absorb losses from advances, and therefore it does not include any loss or retained earnings component for advances. If the risk-based capital requirement is adjusted to exclude the advance component, the retained earnings target of $657 million generated from the proposed formula is 90% of the Bank's relevant risk-based capital requirement. We do not understand the foundation for such a requirement.

In concept, the risk-based capital requirement is intended to identify the minimum amount of capital needed to protect a financial institution against insolvency under highly stressful conditions. The Finance Board has clearly indicated that the motivation for additional retained earnings is not related to concerns about insolvency risks. That a retained earnings requirement intended primarily to protect the par value of capital stock is nearly as large as the amount of capital needed to prevent insolvency suggests a significant analytic deficiency.

In developing its methodology, the Finance Board has stated that it applied Basel II credit risk methodologies, using a target rating of AA/Aa. Applying a Basel methodology requires a complete analysis of the application of the methodology, including a complex analysis of risk, past and current portfolio performance, levels of risk mitigation, and similar information, and does not lend itself to a piecemeal approach. It is not clear what the Finance Board's process has been in that regard. In addition, it is not clear how the proposed rule regards the intended cushion against risk that comes from existing paid-in capital and the related measures of a financial institution's existing leverage and risk-based capital. Finally, applying a Basel approach requires an analysis of specific assets and risks. For example, the use of AA/Aa as a target rating may be a prudent standard for the identification of the amount of capital necessary to protect against insolvency (the intended purpose of economic or risk-based capital). However, the ramifications of breaching the par value of capital stock are not the same as those of insolvency. The application of an insolvency standard as the standard needed for retained earnings seems excessively conservative. Also, it has the potential for creating significant and unwarranted harm to a given FHLBank by undermining its ability to attract and retain members through an unnecessary diversion of income that is not in fact necessary for purposes of safety and soundness.

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The proposed retained earnings formula is not truly risk-based because of the lack of precision used to develop the data on which it is based and in the way that it is applied to the FHLBanks.

While the Finance Board states that the retained earnings formula it proposes is based on the analysis of the risk attributes of various asset classes (with the inherent shortcomings in methodology described in previous paragraphs), it does not take into consideration risk differences within asset classes. This in itself is a significant flaw in the proposal. For example, it is our understanding that in looking at the risks of money market investments, the Finance Board did not differentiate among the different credit ratings of the underlying issuer counterparties. AAA-rated counterparties were viewed as having the same risks as A-rated counterparties. An analysis of Moody's 2004 Bond Study shows that a AAA-rated counterparty has an annualized default rate that is 82% lower than that of a A-rated counterparty. In addition, there was no differentiation among investments with various remaining maturities. Instead, standardized assumptions were made concerning rating and maturity. As a result, the credit risk assigned to the various FHLBank holdings is risk-based only in a very approximate way.

The same shortcuts were applied to mortgage loan and MBS holdings. While all mortgage loans purchased by FHLBanks must have credit quality equivalent to AA at the time of purchase, after the passage of time and with changes in underlying home prices, specific pools of mortgage loans held by the FHLBanks could be either better than AA or worse than AA. The Finance Board methodology does not take this into consideration. The approach applied to MBS included similar shortcuts with similar impacts.

The net impact of all these approximations and averaged values is that approximate and averaged data was used to generate a regression equation that relates averaged credit (along with FHLBank-specific market risk data) to an aggregate level of non-advance assets, with no specificity with respect to the composition of these non-advance assets. As a result of this approach, the proposed retained earnings formula really only tells us that, all other factors being equal, including the composition of non-advances assets and the explicit credit quality across and within asset classes, a balance sheet with more non-advances assets has more risk than one with fewer non-advances assets. The lack of precision used in the development of the underlying data severely limits the usefulness of the methodology as an accurate predictor of the amount of risk facing an FHLBank and, therefore, of the quantity of retained earnings that should be required.

The proposed retained earnings formula creates incentives to take on more risk and reduce liquidity.

The proposed retained earnings formula does not reflect differential balance sheet composition or differential levels of interest rate risk, either across FHLBanks or over time. For this reason, the simplified formula creates an incentive to increase the return on non-advance assets by taking on higher risk assets. For example, an FHLBank might be motivated to acquire higher yielding, more risky MBS to boost retained earnings more quickly, since the amount of retained earnings required for those assets under the proposed formula would be the same as for lower yielding, less risky MBS. This could result in increased credit and market risk. This incentive would not exist if the formula directly reflected the specific risk composition of

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the balance sheet. In addition, the proposed formula creates a financial incentive to take on more interest rate risk in an attempt to increase current income, because an increase in interest rate risk would not increase the Finance Board's proposed retained earnings target. Because dividend payments are limited to 50% of current net earnings until the proposed retained earnings target is reached, this incentive is further reinforced.

In addition, because the proposed REM applies to liquid assets, an FHLBank will have an incentive to reduce liquid assets to the lowest possible level. This incentive to reduce an FHLBank's liquidity is contrary to safety and soundness and does not serve members' interests that the FHLBanks maintain sufficient liquidity at all times to meet members' credit needs.

A prescriptive 50% dividend payment limitation is unnecessarily harsh and limits the ability of an FHLBank to maintain safety and soundness while fulfilling its members' needs.

The proposed regulation limits dividends to no more than 50% of current net earnings during the period when retained earnings are being increased to comply with the new retained earnings targets. Such a prescriptive limit unnecessarily eliminates the ability of an FHLBank to create a proper balance between the goals of building retained earnings and paying members a dividend that is consistent with their investment of capital in an FHLBank.

An FHLBank that is financially sound and has robust risk management policies and practices should have the ability to establish an appropriate mechanism (earnings retention rate) to increase retained earnings where appropriate. The earnings retention rate or the time period over which retained earnings are built up should be based on a thorough analysis by a given FHLBank, much like the loss reserve process at depositories, and with an appropriate assessment of the FHLBank's actual risks as measured by specific activities and assets.

Prohibiting dividends in a case where the level of retained earnings falls below the target level after the initial target was reached constrains the expansion and contraction features of the Bank's highly effective business model and unnecessarily harms members.

Under the proposed regulation, the retained earnings target will vary as an FHLBank's balance sheet changes. The proposed regulation would prohibit payment of dividends without prior Finance Board approval in the event that the retained earnings at an FHLBank did not meet its target level after the initial target had been reached. A clear principle of the Bank's business model is to allow for the expansion and contraction of member advances and capital in a manner that is effectively neutral to the Bank's financial performance and to the member dividend. An essential component in achieving that result is the ability to fully utilize the 3x capital MBS investment authority and to carry liquidity associated with advances. As written, the retained earnings regulation would result in an incremental increase in the retained earnings target if advances and capital grew and the Bank followed its business model and increased its investment in MBS and liquid investments. If the Bank had previously been in compliance with the retained earnings

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regulation, the act of following its business model would result in a higher retained earnings target. The Bank would then be out of compliance with the retained earnings regulation and unable to pay dividends until sufficient additional earnings were retained. As a result, the Bank is put in a position of not investing in additional MBS and liquidity, which would result in sub-optimal financial performance and lower future dividends, or following the business model that has been highly effective for the Bank and not paying a dividend until retained earnings have been further increased. In both cases, the expansion and contraction features of the Bank's business model are constrained and the members are unnecessarily harmed.

Prohibiting dividends in a case where the level of retained earnings does not meet the target level after the initial target had been reached is unduly harsh and out of proportion to the triggering event.

It is not clear why the act of no longer meeting the retained earnings target after the initial target had been reached should result in a dramatically more severe dividend limitation than the one that existed before the initial target was reached. A prescriptive rule such as this has the potential for unnecessarily harming the Bank and its members and may create the perception in the minds of members that a crisis is imminent, with all of the attendant destabilizing member reactions.

The proposed rule reduces the value of FHLBank membership by increasing the all-in cost of advances.

Taken as a whole, the proposed retained earnings calculation and associated dividend restrictions during the retained earnings build-up period are excessive and would create an undue hardship on members. In addition, they would have a direct and significant adverse impact on the members from the perspective of the value proposition of the Bank.

One of the key ways members look at the value of their FHLBank membership is the all-in cost of advances. This all-in cost takes into account both the rate on the advance and the value of dividend payments associated with their required stock holdings. Any dramatic reduction in future dividend payments directly increases the all-in-cost of advances. All members are harmed: those that borrow heavily from the FHLBanks are harmed by the higher all-in-cost, and those that use the FHLBanks as a source of backstop liquidity are harmed through lower dividends.

By making advances less attractive, the FHLBanks will become less safe and sound.

The unnecessary increase in the cost of advances that will result from the REM proposal will make FHLBank advances less attractive to members, causing FHLBanks to lose more of their profitable core business, especially from larger members who will likely have alternatives for funding. This loss of business poses safety and soundness concerns in numerous ways.

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With less business, an FHLBank will have fewer resources to devote to the development and maintenance of sophisticated risk management policies and procedures that are being demanded by the marketplace and the Finance Board. In addition, this loss of business will cause significant erosion in an FHLBank's economic viability and will likely cause at least some FHLBanks to seek more marginal types of business activities. Finally, if an FHLBank were to face financial difficulties, this loss of its core business would reduce the chances of its financial turnaround.

Defining net income available for dividends based on current quarter GAAP net income creates a disincentive to retain earnings that are the temporary result of accounting volatility and, in fact, promotes dividend volatility.

In the proposed regulation, the Finance Board adds a definition of current net earnings to define the base of income from which dividends can be paid. This definition would include GAAP net income for the quarter. As a result of SFAS 133 accounting, period-over-period GAAP net income can be quite volatile. Recognizing that such volatility is a timing impact, the Bank has without exception retained any quarterly SFAS 133 credits to GAAP income. The Bank then has the flexibility to draw on those SFAS 133 retained earnings in quarters when there are SFAS 133 debits to GAAP net income (provided that the cumulative effects of SFAS 133 remain positive), in order to offset those quarterly SFAS 133 debits, and pay dividends that are representative of the Bank's underlying quarterly economic results.

The Bank believes this approach to paying dividends is consistent with the Finance Board's third objective for retained earnings: dividend stabilization. The proposed definition of income available for dividends will lead to unnecessary dividend volatility at the Bank and generally throughout the FHLBank System and will detract from the Finance Board's stated objectives for increasing retained earnings.

The proposed rule has the potential to signal to FHLBank members that a crisis must be imminent.

The Finance Board seems to be directing the FHLBanks to build retained earnings so that the event of an FHLBank suffering a loss, even if just short-term, does not precipitate a crisis, even when the FHLBank is, for all purposes, a "going concern." In the Bank's case, because we have over $9.5 billion in paid-in capital, the risk is not that the Bank will become insolvent, but that it might have to take a charge against capital in the event that the Bank incurs a large loss and that loss occurs with little if any warning.

Such an event is highly unlikely, particularly if the Bank's officers, directors, and examiners are doing their jobs. In addition, if there is a risk of "breaking the buck," the Bank would immediately reduce or suspend dividends, and, as we believe is required by statute, cease redeeming stock. Finally, the Bank will have ongoing earnings of fairly substantial amounts, so the theoretical charge to capital would be recovered in most if not all instances within a fairly short period of time. Given these points, it is hard to agree with the regulatory concern. Despite the Bank's financial strength, adopting such a radical change in the Bank's capital regime and dividend payments will likely send a message to members that the Bank is somehow in

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trouble and that a crisis must be imminent. We do not believe it is the Finance Board's intent to send such a signal.

The most direct adverse consequence to the members is from the significant reduction in dividends (50% maximum dividend payout) that accompanies the retained earnings transition period. Such a drastic dividend limitation creates an inaccurate and destabilizing perception of the Bank and the FHLBank System.

The proposed rule has the potential to create instability within the FHLBank System by causing some members to leave the FHLBank System, reduce their use of advances significantly, or shift their borrowings to different FHLBanks.

The proposed rule does not take into account the unique nature of each FHLBank, the fact that the FHLBanks operate according to different business models and have different risk profiles and different capital structures. By drastically reducing dividend rates at some FHLBanks, the proposed regulation has the potential for creating instability within the FHLBank System. The retained earnings formula will have different impacts on different FHLBanks. Some FHLBanks will have to significantly increase their retained earnings and significantly cut (by at least 50%) their dividend payments for an extended period of time. Other FHLBanks will have little or no increase in their retained earnings and little impact on their dividend payments. This scenario could create significant incentives for members, especially those with holding company structures containing multiple affiliates and multiple FHLBank memberships, to shop their incremental wholesale funding business (advances). Such members have incentives to divert their advances business away from FHLBanks that have the potential for large increases in retained earnings and significant cutbacks in dividends to alternative wholesale funds providers, including FHLBanks where the retained earnings and dividend impacts are less substantive.

In summary, those members that have the ability to obtain funding from sources outside the FHLBank System or to shift advances across multiple FHLBanks can avoid some part of the cost of building retained earnings, while members without those options, generally smaller members, would, in that case, bear a disproportionate share of the burden.

The proposed rule may cause a significant reduction in the amount of funds available for the Affordable Housing Program and other FHLBank initiatives to foster affordable housing and community economic development.

Because the proposed rule will make advances and FHLBank membership in general less attractive to members, we expect that the core business of the FHLBanks will shrink significantly as some members, particularly the larger ones, either leave the FHLBank System entirely or reduce their capital stock investment in the FHLBanks by decreasing their use of advances to minimize the impact of the reduction in dividend payments. This, in turn, will cause a decline in profitability for the FHLBanks and reduce the amount of funds available for the FHLBanks' Affordable Housing Program, which is funded from the FHLBanks' net earnings. The proposed regulation may also limit the ability of the FHLBanks to set aside

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additional, voluntary contributions for affordable housing and community economic development initiatives, as many of them, including the San Francisco Bank, currently do.

Conclusion

The Bank does not agree that there is justification for the Finance Board's proposed regulation on excess stock, stock dividends, and retained earnings. We believe a thorough analysis of each issue will show that even if it can be demonstrated that there are problems that need to be addressed, there are more effective ways to address those problems. Moreover, the specific provisions of the proposed regulation may have serious adverse consequences for the FHLBanks, their members, the FHLBank System, and their respective communities.

Because the proposed regulation would significantly change the capital structures of the FHLBanks, it is imperative that the objectives, benefits, and potential adverse consequences of the proposed changes be carefully weighed and fully understood prior to implementation. The appropriate way to address any valid capital concerns is to request modification of a particular FHLBank's capital plan. Given the critical role played by the FHLBanks in the nation's housing finance system, these proposed regulatory changes deserve to be fully debated by all affected parties.

The Bank again urges the Finance Board to withdraw the proposed regulation on excess stock, stock dividends, and retained earnings and issue an Advanced Notice of Proposed Rulemaking.

Sincerely,

/s/ Timothy R. Chrisman

Timothy R. Chrisman
Chairman of the Board

/s/ Dean Schultz

Dean Schultz
President and Chief Executive Officer